FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
August 6, 2008	Vito S. Pantilione, President and CEO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES F. STEVEN MEDDICK AS CHIEF FINANCIAL OFFICER

Washington Township, New Jersey-August 6, 2008 –Parke Bancorp, Inc. (Nasdaq: “PKBK”) Washington Township, New Jersey, the parent bank holding company of Parke Bank, today announced that F. Steven Meddick has been appointed Executive Vice President and Chief Financial Officer. Mr. Meddick was most recently Executive Vice President and Chief Financial Officer of Susquehanna Bank, headquartered in Camden, New Jersey. He was previously Executive Vice President and Chief Financial Officer for The Bank, headquartered in Woodbury, NJ a position he held for over 18 years. Parke Bancorp, Inc. President and CEO, Vito S. Pantilione noted “We are proud to welcome Steve. His prior experience will provide great financial leadership to our Company.”

Steve is a graduate of Drexel University where he majored in accounting and received his BS in Business Administration in 1978. Steve served his community as a councilman in his hometown of Swedesboro from 1976-1978 where he was recognized as one of the youngest councilman elected in the State of New Jersey. Committed to continue to serve his community Steve was a member of the Swedesboro / Woolwich Board of Education from 1995-2000. He was also accredited with being the originator and former president of the local little league. A lifelong resident of Southern New Jersey, he resides in Woolwich Township, NJ with his wife and three children.

Parke Bancorp, Inc. maintains its principal office at 601 Delsea Drive, Washington Township, New Jersey. It conducts its banking business through Parke Bank which has branch offices located in Northfield, New Jersey, two branch offices located in Washington Township, New Jersey and in Philadelphia, Pennsylvania, located at 1610 Spruce Street. In addition, Parke Bank has a loan production office in Havertown, Pennsylvania. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small to mid-sized businesses in Gloucester, Atlantic and Cape May Counties in New Jersey and the Philadelphia area in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the Nasdaq Stock Market under the symbol “PKBK.”

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.